Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2004 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Pasadena, California, March 15, 2005 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.20 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2004, compared with a net loss of $0.11 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2003. For the year ended December 31, 2004, the net loss was $0.76 million, or $0.04 per share basic and diluted, compared with net income of $0.63 million, or $0.04 per share basic and diluted for the same period in 2003. Results for the year ended December 31, 2003 reflect receipt of the final payment in March 2003 from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of December 31, 2004, the Company reported $10.0 million in cash and marketable securities as compared to $10.7 million in cash and marketable securities as of December 31, 2003.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “We are pleased to report that both of the Company’s licensees are now in human clinical trials on products using AutoImmune technology. During the fourth quarter we also made an additional investment of $100,000 in our joint venture for the manufacture, marketing and sale of Colloral®, and the joint venture retained Business Development Resources, Inc., an experienced consumer marketing consulting group, to create a plan for increasing sales.” Under the currently applicable accounting model, AutoImmune will begin to recognize income from the joint venture when profits exceed cumulative start-up costs.

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. On December 8, 2004, BioMS announced that enrollment of patients had begun in its Phase II/III human clinical trial of MBP8298.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva is conducting a Phase II study looking at two different doses of on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2004	2003	2004
Revenue	$30,000	$37,000	$1,445,000	$130,000

Costs and expenses:
Research and development	73,000	67,000	314,000	326,000
General and administrative	97,000	114,000	605,000	608,000

Total costs and expenses	170,000	181,000	919,000	934,000

Interest income	32,000	42,000	127,000	138,000
Equity in net loss of unconsolidated affiliate	—	(95,000)	(25,000)	(95,000)

	32,000	(53,000)	102,000	43,000

Net income (loss)	$(108,000)	$(197,000)	$628,000	$(761,000)

Net income (loss) per share - basic	$(0.01)	$(0.01)	$0.04	$(0.04)

Net income (loss) per share - diluted	$(0.01)	$(0.01)	$0.04	$(0.04)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	17,398,633	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2003	December 31, 2004
Cash and marketable securities	$10,744,000	$9,996,000
Other current assets	35,000	37,000
Other assets	—	5,000

Total assets	$10,779,000	$10,038,000

Current liabilities	$84,000	$108,000
Total stockholders’ equity	10,695,000	9,930,000

Total liabilities and equity	$10,779,000	$10,038,000